Zumiez Inc. Reports February 2012 Sales Results

Net Sales Increased 23.0% to $40.2 Million; February 2012 Comparable Store Sales Increased 14.2%

EVERETT, WA -- (Marketwire - February 29, 2012) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended February 25, 2012 increased 23.0% to $40.2 million, compared to $32.7 million for the four-week period ended February 26, 2011. The Company's comparable store sales increased 14.2% for the four-week period on top of a comparable store sales increase of 12.8% in the year ago period.

To hear the Zumiez prerecorded February sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of February 25, 2012 we operated 434 stores in the United States and 10 stores in Canada, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200